Exhibit 4.12

United Utilities PLC

Service Contract

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Date of Contract:	9 May 2005

Employee:	T W Drury

Address:	Legh Cottage
Legh Road
Knutsford
Cheshire
WA168LS

Job Title:	Managing Director, Vertex Data Science Limited

Company:	United Utilities PLC ( we,us)

Address:	Dawson House, Great Sankey, Warrington, Cheshire WA5 3LW

Part one - General information

1	The contract

This contract sets out the terms of your employment with us. By signing this contract you agree to keep to these terms. The contract will be interpreted and governed by English law.

2	Job description

a	We are a member of the United Utilities group of companies. In this contract and schedule, group means United Utilities PLC and any company of which United Utilities PLC holds more than 20% of the share capital as defined by Section 744 of the Companies Act 1985.

b	You are employed to do the job described in the job title above. However we may ask you to do other work or carry out work for another company within the group

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either on a temporary or a permanent basis.

c	The name or office of the person you report to each day when you start work under this contract is shown in the schedule. Our reporting structures may change but you will be responsible to our board of directors (the board).

d	You must keep to all rules, procedures, practices and guidelines we approve.

3	Start date of your contract

The start date of this contract and the date your continuous employment starts with us are shown in the schedule.

4	Place of work

a	Your main place of work is shown in the schedule. You must live within reasonable daily travelling distance and time from your main place of work.

b	We may ask you to work outside the United Kingdom on a temporary basis for periods of up to 12 months. If we send you overseas we will continue to pay you in pounds sterling and we will give you any allowances we think are necessary.

c	You must agree to travel to allow you to do your work. We will pay any reasonable expenses involved.

d	We may ask you to work anywhere in the United Kingdom. If your place of work is permanently changed to a place which is too far to travel to, we may agree to pay reasonable expenses to move you. These expenses may include removal expenses, legal expenses, estate agent's fees, a disturbance allowance of up to £5,000, the reasonable cost of temporary accommodation or interest charges on a bridging loan. If we ask you to move we will try to take your wishes into account.

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5	Hours

We cannot give you fixed hours of work due to your responsibilities and duties. You must work any hours we feel are necessary to allow you to fulfil your duties under this contract. You are exempt from the Working Time Regulations 1998 provisions relating to the maximum weekly working time.

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Part 2 - Benefits

6	Pay

a	We will pay you the salary shown in the schedule. We will pay your salary directly into your bank account on or about the 15th day of each month. This amount will cover part of the month just passed and part of the month to come.

b	You will not be entitled to extra pay for any overtime.

c	We will review your salary and benefits each year on 1 September. Each review will take account of changes in the cost of living, how we are doing and your contribution to that performance. We may increase your salary following a review but we do not have to.

d	The pay package shown in the schedule will add up from day to day and will include any fees which you may be entitled to as a director of the company or any other company in the group.

7	Incentive arrangements

Each year, at our discretion, we may invite you to take part in our incentive arrangements. Participation in any incentive plan and the terms of your participation are not part of your employment contract. If we invite you to participate in any one year, it does not mean you are entitled to participate in future years. We may amend, replace or withdraw incentive arrangements at any time but we will tell you if we do so. Details of the awards you may receive are shown in the schedule.

8	Car allowance/Company car

We will pay you an allowance instead of providing you with a company car. The amount is shown in the schedule. We do not count this allowance when we calculate your pension. We may choose to provide you with a car. If we do, we will send you a list of the type of car you can have. You may use the car for private journeys.

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9	Expenses

We will pay you any travelling, hotel, entertainment and out-of-pocket expenses you have had to pay to carry out your duties, provided we think they are reasonable. You must provide, where available, receipts or other evidence we ask for.

10	Holidays and holiday pay

a	Unless we say otherwise in the schedule:

• your yearly entitlement is 26 days

• at the start of each holiday year, your entitlement will increase by one day for each completed holiday year you have worked for us until, after 4 completed holiday years, you have a yearly entitlement of 30 days.

• the holiday year runs from 1 April to the following 31 March.

b	Your entitlement to holidays adds up at the beginning of each holiday year except in the holiday year in which your employment with us begins or ends. In this case, your entitlement to holidays adds up at 1/12 of your yearly entitlement for each complete month of service you carry out.

c	In each holiday year you will be entitled to all statutory or public holidays with pay. If we ask you to work on statutory or public holidays we will give you other days off instead.

d	You can carry forward up to five days holiday from one year as long as you take these within 2 months of the end of the previous holiday year. You must take all other holidays during the holiday year and may not carry them forward to the following holiday year.

e	We must approve all holidays. If we give you extra holidays in any one holiday year, it does not mean you are entitled to them in future years.

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f	If we end your employment for any reason part way through a holiday year you will receive payment for days of holiday due to you but which you have not taken yet. If you have taken holidays before you are actually entitled to them you must repay us the cost of those days. We may take this amount from any amounts we owe you.

11	Sickness, injury and medical examinations

a	If you cannot carry out your duties under this contract because you are ill or injured, you will be eligible to receive sick pay from us. Your eligibility is related to your period of continuous service. In any 12-month period you will receive up to the following payments: -

Continuous service	Full basic pay (months)	Half basic pay (months)
Up to four months	1	0
four months to one year	1	2
one year to two years	2	2
two years to three years	3	3
three years to four years	4	4
four years to five years	5	5
five years and over	6	6

If you have received any sick pay in the 12 months immediately before a period you are off through illness, we will reduce your eligibility for further sick pay by the amount of sick pay you will already have received in the last 12 months.

b	When you have used up all of your eligibility, we will not pay any further sick pay (other than any entitlement you may still have to statutory sick pay) until you return to work.

c	We will take the amount of statutory benefits which you are entitled to under the statutory sick pay scheme from any sick pay we pay you.

d	We use the five qualifying days of Monday to Friday when we work out payments

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under the statutory sick pay scheme.

e	We may ask you to have a medical examination at any time. We will pay the cost of the examination and will choose the doctor concerned who will send a written report to our occupational health adviser. If we ask you and you refuse to have a medical examination when we are paying you sick pay, we may not pay any further sick pay.

12	Health screening

We will give you the opportunity to have regular medical screening (usually every two years) at our expense. You will receive a report from the doctor.

13	Private health cover

a	We will include you, free of charge, in our private health scheme unless you tell us within one month of receiving this contract that you do not want to be included The scheme is a taxable benefit under Inland Revenue regulations.

b	If you wish, you can apply to include your spouse and children. You will have to pay the cost.

14	Retirement age and pension

Details of your retirement age and our pension scheme are given in the schedule.

15	Cover against risk of death or injury

You are covered, free of charge, by our personal accident insurance scheme. The benefits include a payment of up to five times your salary if you die or become seriously disabled. This will depend on the terms and conditions of the scheme, which may change, and is on top of any benefit provided under your pension arrangements.

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16	Directors’ and officers’ liability insurance

We will provide directors’ and officers’ liability insurance to cover you against any liability which you have in defending any civil or criminal proceedings.

17	Professional institutions and societies

We will repay the cost of any professional subscription you may pay to an institution or society we agree is relevant to your employment as long as you provide evidence we ask for.

18	Telephone charges, communications and computer equipment

We will pay some costs and provide you with equipment as detailed in the schedule.

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Part three - your obligations as an employee

19	Competition and shareholdings

a	You must spend all of your time and attention during working hours on our business. You must not be involved in any way with any other person firm or company whatever its trade or business unless you get our written permission. This means that you must not own shares or make investments in companies or partnerships or work for or offer advice or help to another business. However you may hold investment-only shares, debentures or other securities in a company whose capital is traded on a recognised stock exchange. You can only do this if your interest, together with that of your spouse and your children is not more than 5% of the issued value of the class of shares and so on in question.

b	You may receive or have unpublished price-sensitive information about us or the group. Under Part V of the Criminal Justice Act 1993 it is a crime to deal in securities while you have price-sensitive information. To protect you and us the group has adopted the London Stock Exchange Model Code for directors' dealings and you must keep to the terms of the code whether or not you are a director of the company. You may get a copy of the code from the Company Secretary's office.

c	You are required to build up a shareholding in United Utilities. Details of your shareholding target are set out in the schedule.

20	Confidentiality

a	You must not give anyone or use at any time any trade secret or confidential information, unless you have to do this as part of your job. We have defined confidential information in para 20c below. This applies during your employment and after the end of your employment with us.

b	You must not make any comment about the group or about your job to any reporter or other representative of any radio or television station or any newspaper, unless you have to do this when carrying out your duties.

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c	Confidential information is information which you learn during your employment about the activities of the group anywhere in the world, which you could not have got elsewhere and which the group has not published.

d	All records (including records stored in any electronically-readable form), drawings and documents and copies of records, drawings and documents relating to our activities or the activities of the group are the property of the group. You must keep them safe and must give them to us immediately if we ask. You must return all the records, drawings and documents and all the copies you have to us if you leave the Company.

21	Intellectual property

a	In this clause the following terms will have the following meaning:

• Intellectual property means patents, trade marks, service marks, rights (whether registered or unregistered) in any designs, trade or business names, copyright work and designs and know how and any other rights of a similar nature together with applications for and the right to apply for any of these.

• Invention means any improvement, invention or discovery.

• Company invention means any invention made by you which is our property.

b	You must protect and promote our interests relating to intellectual property taking account of particular policy statements the group issues.

c	If at any time while you are employed under this contract you make or discover or take part in making or discovering any invention relating to our business you must immediately give us full details so we can decide whether or not it is a company invention. We call details that you must tell us about “development information”.

d	If the invention is a company invention:

• It will be our property and we may deal with it and the development information in any way we choose; and

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	•	We can ask you to give us any information, data, drawings and help we need to use the invention to the best advantage.

e	If you make or discover or take part in making or discovering any invention while you are employed under this contract and this is not a company invention we will have the right to receive your rights in the invention within three months after you have told us about it. Fair and reasonable terms will be agreed or settled by an arbitrator.

f	You must agree to the following:

	•	You must promptly give us all work and designs you or others think of, develop or make. You must hold them in trust for us until we have all rights to them. This does not apply to any work or designs you think of, develop or make outside your normal working hours.

	•	You must transfer to us all copyright, design right and other rights (if any) for all work and designs you think of, develop or make while you are employed by us. This does not apply to work or designs you think of, develop or make outside your normal working hours if they are not connected with your job.

The conditions of the Patents Act 1977 also apply to inventions and our rights under the Copyright Designs and Patents Act 1988.

g	You must also do everything possible to:

	•	Give us all the rights to all intellectual property in any company invention, the development information and any work;

	•	Apply for, get and maintain all patents, copyright, design rights, registered designs, trade marks or other protection for any company invention and the work in parts of the world we specify;

	•	Resist any objection or opposition to getting any petitions or applications for revocation of any such rights and protection referred to in this clause; and

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• Bring any legal action affecting the rights and protection referred to in this clause.

h	You will not use your rights to any work or company invention against us.

i	You must appoint us as your attorney to do anything and generally to use your name for the purpose of giving us the full benefit of the conditions of this paragraph 21. A written certificate signed by any director or the secretary of the company will be proof that we may act as your attorney.

j	Rights and obligations relating to inventions under this paragraph will continue after your employment ends.

k	Nothing in this clause will affect our or your rights under Sections 39 to 43 of the Patents Act 1977.

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Part four – Ending your contract

22	Ending your employment

a	Either you or we may end your employment by giving the period of notice in writing set out in the schedule.

b	We can dismiss you without notice if you seriously break your obligations to us. The following list gives some examples of serious breaks:

	•	Dishonesty.

	•	Corruptly giving or accepting or agreeing to give or accept a gift or payment as a reward for doing or not doing any act to do with the business.

	•	If you neglect your duties under this contract.

c	We may also dismiss you immediately by notice in writing if:

	•	in our reasonable opinion, you do not do your work competently; or

	•	you are away from work because of illness or injury for 260 working days or more in any eighteen-month period; or

	•	you are prevented by law from being a Director; or

	•	you cannot work because of a mental disorder; or

	•	you become bankrupt or make any arrangement with people you owe money to.

23	Garden Leave

During any period of notice given by us to you or by you to us, we may:

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• require you not to do work for us

• require you not to attend our offices; and

• suspend your authority to act on behalf of us

without otherwise affecting your duties to us under this contract and without affecting your entitlement to receive the pay and benefits due to you under this contract.

24	Suspension

We may suspend you while we investigate a disciplinary matter. You must co-operate in any investigation and give us any help we ask for.

25	Resigning as a director

You must agree that you will resign as a director:

• Within seven days from the end of your employment with us for whatever reason or

• If we ask at any time during any period of notice.

If you do not do this, the Company Secretary will give your resignation on your behalf.

26	Returning your company car

If you have a company car when your employment ends you must deliver it back to us.

27	Paying your final salary

a	We will pay you any amounts we owe when we receive the items listed below if we end your employment:

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	•	A company vehicle;

	•	Any of the records referred to in paragraph 20d above; or

	•	Any of our other property such as a mobile telephone and company computer

You must return all these items in a satisfactory condition.

b	We can take any amounts you owe us for the following from any amounts we owe you if we end your employment:

	•	Any amount we give you in advance or overpayment of salary, commission or expenses or for any loan of any kind we make to you.

	•	Any amount you owe us for a company car upgrade or accessories.

	•	Any loss we have suffered due to fraud, other dishonesty or your neglect.

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Part five - Restrictions

28	Restrictions

a	Unless you have our written permission, you must not do the following for a period of 12 months after the end of your employment or for a period in respect of which we have compensated you for loss of office, whichever is the shorter,

• You cannot be employed, involved or interested in any business in competition with the group in an area for which you had direct management responsibilities or had direct dealings in the course of your employment during the 12 months immediately before the end of your employment.

• You cannot try to get business from or deal with any firm, person or company in competition with the group who during the 12 months immediately before your employment ended was a customer or supplier of the group you had contact with.

• You must not try to encourage away from the group any person who works for the group who has confidential or sensitive information about our business.

b	If any of the obligations under this clause cannot be enforced it will not affect any of the other clauses in this agreement.

c	The obligations of clause 28a apply equally during your employment.

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d	You must agree that you will not at any time:

	•	Carry out any trade or business or be associated with any company engaged in any trade or business using any brand names as long as those names are connected with us; or

	•	After your employment ends, represent or claim you are associated with any company or division within the group.

e	If these clauses are judged to be unreasonable we may amend them and they will still be valid.

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Part six - Procedures and policies

29	Grievance procedure

If you have a grievance relating to your employment you should refer it to the Chief Executive, whose decision will be final.

30	No smoking policy

We aim to provide a smoke-free environment for all our employees. You must not smoke at any time while on our premises.

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This agreement has been signed on
........................................................................

Signed as a deed	)

by the company	)

.....................................................................
Director

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Director or Secretary

Signed as a deed	)

by	)	.....................................................................

Name ...................................................................................................................................................................

in the presence of the following

Witness’s signature.........................................................................................................................................

Name..................................................................................................................................................................

Address.............................................................................................................................................................

.................................................................................................................................

.................................................................................................................................

.................................................................................................................................

1Management and Professional group

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Schedule to service contract – T W DRURY

Start date

This contract begins on 9 May 2005.

The start date for calculating your continuous employment is 1 January 1991.

2Place of work

Your main place of work will be Vertex House.

3Who you will report to

You will report to the Chief Executive.

Basic salary

Your current salary of £285,000 is being reviewed.

Incentive arrangements

(i)   Annual bonus plan

Each year we may include you in the annual bonus plan but we do not have to. If we do, we may pay you up to 60% of your basic salary. The level of payment may be based on achieving performance targets and personal objectives. We may pay you a bonus if you work for less than one year but for at least three months. If we do it will be based on the period you worked.

Your first bonus payment relating to this contract will be for 2005/06 and will be made in June 2006, if we achieve the targets.

We may change how the bonus scheme works. If we do we will tell you.

We do not count the value of awards made under this plan when we calculate your pension.

(ii)   Performance share plan

Each year, at our discretion, we may also invite you to participate in the Group’s performance share plan. This provides for an award each year which currently is in the form of an option over a number of shares to the value of up to 80% of your salary, based on the market value of a share on the date of the award. The actual number of shares over which an option may be exercised is determined by United Utilities’ performance,

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measured over a three year period beginning at the start of the financial year in which the award of options was made. Options may be exercised after the end of the performance period once the financial performance is known. You will not have to pay anything to exercise your option.

Your first award under this contract will be for the 2005/06 financial year. The extent to which the award vests will depend upon the Group’s performance over the three financial years ending 31 March 2008. We may change how the scheme works. If we do, we will tell you.

We do not count the value of awards made under this plan when we calculate your pensionable pay.

Retirement age

You will retire when you are 60 years of age unless we agree that you may continue to work after your 60th birthday.

4Pension Scheme

Your pension arrangements will be unchanged by this appointment. A contracting-out certificate has been issued in relation to the scheme.

(a)Company car allowance

We will pay you a cash allowance of £14,000 per year. We will pay you one twelfth of the yearly amount each month. The payment is taxable. We do not count it when working out your pensionable pay.

We will provide fuel for business and private mileage. The fuel you use for private mileage is a taxable benefit. As we are not providing you with a company car, the Inland Revenue’s car fuel benefit charge, based on carbon dioxide emissions, does not apply. The tax payable for your private fuel will be assessed on the actual value of the fuel used for private journeys.

5Telephone charges

We will provide and pay the costs associated with a business telephone and fax line and modem equipment installed in your home.

We will provide a mobile telephone for your business use.

5.1
Notice

The period of notice we will give you to end this contract is 12 months.

The period of notice you must give us to end this contract is 12 months.

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